NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2019
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 24, 2019) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2019, reporting net income of $54.5 million. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2019, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 6.22 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2019 plus 350 basis points. The dividend, based on average stock outstanding for the first quarter of 2019, will be paid on May 2, 2019. The board expects to follow this formula for declaring cash dividends through 2019, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank continued its steady performance in the first quarter, recording strong net income of $54.5 million based on increased net interest income, net interest spread, and net interest margin,” said President and Chief Executive Officer Edward A. Hjerpe III. “We are pleased that our performance led to a $6.1 million contribution to the Bank's Affordable Housing Program and that we were able to launch an expanded Jobs for New England (JNE) program this year. Since JNE was established in 2016, participating members have reported that resulting small business loans have led to the creation or preservation of more than 5,000 jobs across New England.”

First Quarter 2019 Operating Highlights

Net income for the quarter ending March 31, 2019, was $54.5 million, compared with net income of $55.1 million for the same period in 2018. The decrease in net income was primarily due to a loss on early extinguishment of debt of $9.9 million which followed the prepayment of certain advances earlier in the quarter, partially offset by an increase of $6.7 million in net interest income after provision for credit losses, and a $1.7 million decline in net unrealized losses on trading securities. These results led to a $6.1 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending March 31, 2019, was $86.6 million, compared with $79.9 million for the same period in 2018. The $6.7 million increase in net interest income after provision for credit losses was mainly a result of an increase in prepayment fees on advances(1) from $156,000 in the quarter ending March 31, 2018 to $26.9 million for the same period in 2019, and the impact of higher short-term interest rates. This increase was partially offset by higher premium amortization on U.S. Agency mortgage-backed securities resulting from a significant drop in mortgage rates during the first quarter of 2019, as well as a $2.4 billion decrease in average earning assets. The decrease in average earning assets primarily consisted of a $2.6 billion decrease in average advances, a $1.8 billion decrease in average mortgage-backed securities, partially offset by a $1.8 billion increase in average short-term investments, and a $319.5 million increase in average mortgage loans.

Net interest spread was 0.44 percent for the three months ended March 31, 2019, a two basis point increase from the same period in 2018, and net interest margin was 0.59 percent, a seven basis point increase from the same period in 2018. The increase in net interest spread reflects an 87 basis point increase in the average yield on earning assets and an 85 basis point increase in the average yield on interest-bearing liabilities. The increases in both net interest spread and net interest margin reflect the impact of the aforementioned prepayment fees on advances, partially offset by the negative impact of higher premium amortization on U.S. Agency mortgage-backed securities. The increase in net interest margin was also partially attributable to the impact of higher short-term interest rates on earning assets, which are partially funded by non-interest-bearing capital.

March 31, 2019 Balance-Sheet Highlights

Total assets decreased $11.3 billion, or 17.7 percent, to $52.3 billion at March 31, 2019, down from $63.6 billion at year-end 2018. During the three months ended March 31, 2019, advances decreased $11.0 billion, or 25.6 percent, to $32.2 billion, compared with $43.2 billion at year-end 2018. The decrease in advances was primarily concentrated in variable-rate advances and short-term fixed-rate advances.

Total investments were $15.5 billion at March 31, 2019, down from $15.9 billion at the prior year end. The decrease was primarily due to a decline of $404.4 million in mortgage-backed securities. Investments in mortgage loans totaled $4.4 billion at March 31, 2019, an increase of $68.9 million from year-end 2018.

Mandatorily redeemable capital stock decreased $14.5 million to $17.4 million as of March 31, 2019, from $31.9 million as of year-end 2018. GAAP capital at March 31, 2019, was $3.0 billion, a decrease of $643.6 million from $3.6 billion at year-end 2018. Capital stock decreased by $698.6 million from December 31, 2018, primarily attributable to the decrease in advances and reduction in the membership stock investment requirement. Total retained earnings grew to $1.4 billion, an increase of $17.4 million, or 1.2 percent, from December 31, 2018. Of this amount, restricted retained earnings totaled $321.6 million at March 31, 2019. Accumulated other comprehensive loss totaled $278.8 million at March 31, 2019, an improvement of $37.7 million, or 11.9 percent, from December 31, 2018.

The Bank was in compliance with all regulatory capital ratios at March 31, 2019, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2018.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	3/31/2019	12/31/2018	3/31/2018
ASSETS
Advances	$32,152,009	$43,192,222	$37,987,775
Investments (3)	15,543,790	15,900,204	18,730,532
Mortgage loans held for portfolio, net	4,368,333	4,299,402	4,026,998
Other assets	263,480	201,489	212,806
Total assets	$52,327,612	$63,593,317	$60,958,111

LIABILITIES
Consolidated obligations, net	$48,499,643	$58,978,506	$56,592,526
Deposits	555,031	474,878	527,832
Mandatorily redeemable capital stock	17,413	31,868	36,113
Other liabilities	291,721	500,706	483,072

CAPITAL
Class B capital stock	1,830,240	2,528,854	2,323,891
Retained earnings - unrestricted	1,090,811	1,084,342	1,057,195
Retained earnings - restricted (4)	321,561	310,670	278,327
Total retained earnings	1,412,372	1,395,012	1,335,522
Accumulated other comprehensive loss	(278,808)	(316,507)	(340,845)
Total capital	2,963,804	3,607,359	3,318,568
Total liabilities and capital	$52,327,612	$63,593,317	$60,958,111

Total regulatory capital-to-assets ratio	6.2%	6.2%	6.1%
Ratio of market value of equity (MVE) to par value of capital stock (5)	172%	152%	156%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended
	3/31/2019	12/31/2018	3/31/2018

Total interest income	$421,440	$401,212	305,933
Total interest expense	334,872	325,231	226,022
Net interest income	86,568	75,981	79,911
Net interest income after provision for credit losses	86,565	76,021	79,902
Net other-than-temporary impairment losses on investment securities recognized in income	(103)	(125)	(79)
Other (loss) income	(6,633)	2,328	1,873
Operating expense	16,410	22,847	16,625
Other expense	2,877	6,757	3,843
AHP assessment	6,085	4,912	6,171
Net income	$54,457	$43,708	55,057

Performance Ratios: (6)
Return on average assets	0.37%	0.28%	0.36%
Return on average equity (7)	6.94%	5.04%	6.65%
Net interest spread	0.44%	0.35%	0.42%
Net interest margin	0.59%	0.49%	0.52%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 22, 2019 (the 2018 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2018 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2018 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs, including JNE, for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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